SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2723423
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, California 92705

(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this Form relates:                            (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase

Series A Junior Participating Preferred Stock

(Title of Class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed on June 5, 2001, by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective June 19, 2003, Powerwave Technologies, Inc., a Delaware corporation (the “Company”) executed a First Amendment (the “First Amendment”) to the Rights Agreement dated as of June 1, 2001 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The First Amendment provides that, unless otherwise determined by the Board of Directors, any Person who acquires shares of the Company’s Common Stock (or securities convertible into Common Stock) for the purpose of effecting an offering or distribution of such securities shall not be deemed an “Acquiring Person” for the purposes of the Rights Agreement.

A copy of the First Amendment is filed as an Exhibit hereto. The original Rights Agreement was filed as Exhibit 2.1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 5, 2001. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment, each of which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.	Rights Agreement, dated as of June 1, 2001, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed June 5, 2001).

2.	First Amendment to Rights Agreement, dated June 19, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ KEVIN T. MICHAELS
Kevin T. Michaels, Senior Vice President, Finance and Chief Financial Officer

Date: June 20, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit

1.	Rights Agreement, dated as of June 1, 2001, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto a form of Certificate of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed June 5, 2001).

2.	First Amendment to Rights Agreement, dated June 19, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.